Exhibit 3.2

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

EARTHSTONE ENERGY, INC.

The undersigned, being the Corporate Secretary of Earthstone Energy, Inc., a Delaware corporation (the “Company”), hereby certifies that the Company’s Amended and Restated Bylaws, dated February 26, 2010, and as amended November 11, 2011 (the “Bylaws”), were amended by a resolution of the Board of Directors (the “Board”) of the Company, adopted effective October 22, 2015, as follows:

1.Article 2 of the Bylaws is amended by adding a Section 2.14 as follows:

“2.14  Stockholder Action by Written Consent. Unless otherwise provided by law or the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of issued and outstanding shares of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal executive offices, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.”

2.Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be signed by its duly authorized officer this 22nd day of October, 2015.

EARTHSTONE ENERGY, INC.

By:	/s/ Christopher E. Cottrell
Name:	Christopher E. Cottrell
Title:	Corporate Secretary